                                                                      EXHIBIT 12



                                SOUTHDOWN, INC.



                   COMPUTATION OF FIXED CHARGE RATIOS FOR S-3



                                                                                                                PRO FORMA
                                                                                                             ----------------
                                                                                              NINE                      NINE
                                                             YEAR                            MONTHS           YEAR      MONTHS
                                                             ENDED                            ENDED          ENDED      ENDED
                                                           DEC. 31,                         SEPT. 30,         DEC.      SEPT.
                                          -------------------------------------------    ---------------      31,        30,
                                          1988     1989     1990      1991      1992      1992     1993       1992      1993
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
Earnings (loss) from continuing
  operations before income taxes and
  cumulative effect of a change in
  accounting principle................... $29.4    $34.5    $15.9    $(72.4)   $(61.6)   $(24.9)   $(1.4)    $(57.3)    $ 1.8
Add:
  Interest on indebtedness, excluding
    capitalized interest.................  48.8     53.7     31.7      41.4      45.0      34.3     30.3       40.7      27.1
  Portion of rents representative of the
    interest factor......................   2.5      2.6      2.1       2.7       3.1       2.2      2.4        3.1       2.4
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
Earnings as adjusted(a).................. $80.7    $90.8    $49.7    $(28.3)   $(13.5)   $ 11.6    $31.3     $(13.5)    $31.3
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
Fixed charges
  Interest on indebtedness:
    Southdown and consolidated
      subsidiaries....................... $55.3    $53.4    $31.9    $ 41.0    $ 45.0    $ 34.3    $30.3     $ 40.7     $27.1
    Unconsolidated subsidiaries..........   0.3      0.3       --       0.7        --        --       --         --        --
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
                                           55.6     53.7     31.9      41.7      45.0      34.3     30.3       40.7      27.1
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
  Rents:
    Southdown and consolidated
      subsidiaries.......................   7.5      7.7      6.4       7.9       9.2       6.6      7.2        9.2       7.2
    Unconsolidated subsidiaries..........   0.1      0.1       --       0.3        --        --       --         --        --
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
                                            7.6      7.8      6.4       8.2       9.2       6.6      7.2        9.2       7.2
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
  Assumed  1/3 portion of rents
    representative of the interest
    factor...............................   2.5      2.6      2.1       2.7       3.1       2.2      2.4        3.1       2.4
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
Preferred dividends
  Preferred stock dividend requirement...   4.0      6.3      5.8       5.1       5.0       3.7      3.7        9.5       7.1
  x Ratio of earnings before income taxes
    to net income........................   1.7      1.5      1.2       1.7       1.5       1.7      1.6        1.5       1.6
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
                                            6.8      9.5      7.0       8.7       7.5       6.3      5.9       14.3      11.4
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
  Fixed charges and preferred
    dividends(a)......................... $64.9    $65.8    $41.0    $ 53.1    $ 55.6    $ 42.8    $38.6     $ 58.1     $40.9
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
Ratio of earnings to fixed charges(b)....   1.2      1.4      1.2       N/A       N/A       N/A      N/A        N/A       N/A
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----
                                          -----    -----    -----    ------    ------    ------    -----     ------     -----


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(a) For the purposes of computing the ratios set forth in the table, "earnings"
    consist of earnings from continuing operations before income taxes and fixed charges excluding capitalized interest. "Fixed charges and preferred dividends" consist of (i) interest on all indebtedness (whether capitalized or expensed), (ii) one-third of operating lease rental expense deemed to be representative of interest and (iii) pre-tax preferred stock dividend requirements.



(b) For the years ended December 31, 1991 and 1992, the deficiency in the coverage of earnings to fixed charges was $81.4 million and $69.1 million, respectively, and $31.2 million and $7.3 million for the nine months ended September 30, 1992 and 1993, respectively. Assuming the sale of $75 million of Preferred Stock and the application of the proceeds to prepay an $18 million promissory note and reduce outstanding borrowings under the Company's Restated Revolving Credit Facility, the pro forma deficiency in the coverage of earnings to fixed charges was $71.6 million and $9.6 million for 1992 and the nine months ended September 30, 1993, respectively.